Exhibit 99.2

Contents

Page
Part I - Financial Information

Item 1. Financial Statements:

Condensed Consolidated Balance Sheets	1

Condensed Consolidated Statements of Income	2

Condensed Consolidated Statement of Stockholders’ Equity	3

Condensed Consolidated Statements of Cash Flows	4

Notes to Condensed Consolidated Financial Statements	5

CNL RETIREMENT PROPERTIES, INC.

AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)

(UNAUDITED)

	September 30, 2006	December 31, 2005
Assets
Real estate investment properties:
Accounted for using the operating method – net of accumulated depreciation of $230,834 and $157,746	$3,118,706	$2,914,817
Accounted for using the direct financing method	475,878	469,238
Intangible lease costs – net of accumulated amortization of $34,313 and $26,021	104,199	99,611
	3,698,783	3,483,666

Cash and cash equivalents	36,377	94,902
Restricted cash	21,862	21,920
Accounts and other receivables – net of allowance for doubtful accounts of $15,600 and $7,200	17,732	23,486
Deferred costs, net	20,910	24,705
Accrued rental income	131,231	99,219
Other assets	62,446	52,935
Real estate held for sale	22,725	32,137
Goodwill	5,791	5,791
	$4,017,857	$3,838,761

Liabilities and stockholders’ equity
Liabilities:
Mortgages payable	$1,324,680	$1,220,190
Bonds payable	104,510	98,016
Construction loans payable	41,443	143,560
Line of credit	216,000	75,000
Due to related parties	484	2,386
Accounts payable and other liabilities	30,551	31,035
Intangible lease liability, net	4,594	4,505
Deferred income	8,174	6,607
Security deposits	20,468	23,954
Total liabilities	1,750,904	1,605,253

Commitments and contingencies
Minority interests	8,431	5,701
Stockholders’ equity:
Preferred stock, without par value Authorized and unissued 3,000 shares	—	—
Excess shares, $.01 par value per share Authorized and unissued 103,000 shares	—	—
Common stock, $.01 par value per share Authorized one billion shares, issued 270,682 and 260,293 shares, respectively, outstanding 264,204 and 255,527 shares, respectively	2,642	2,555
Capital in excess of par value	2,373,764	2,295,307
Accumulated distributions in excess of net income	(120,121)	(74,894)
Accumulated other comprehensive income	2,237	4,839
Total stockholders’ equity	2,258,522	2,227,807
	$4,017,857	$3,838,761

See accompanying notes to condensed consolidated financial statements.

CNL RETIREMENT PROPERTIES, INC.

AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Revenues:
Seniors’ Housing:
Rental income from operating leases	$62,324	$61,649	$187,078	$177,425
Earned income from direct financing leases	15,240	14,246	45,522	43,438
FF&E reserve income	2,028	2,125	6,038	5,634
Contingent rent	437	24	839	2,035
Medical Facilities:
Rental income from operating leases	22,751	14,534	63,901	41,459
Tenant expense reimbursements	5,283	3,084	15,044	9,588
Property management and development fees	278	1,124	901	3,623
Loan interest income	1,430	42	3,339	42
	109,771	96,828	322,662	283,244
Expenses:
Seniors’ Housing property expenses	331	215	749	582
Medical Facilities operating expenses	8,956	6,712	25,623	18,370
General and administrative	9,429	6,672	23,301	15,210
Asset management fees to related party	5,290	4,687	15,597	13,610
Provision for doubtful accounts	4,799	676	8,326	2,326
Depreciation and amortization	28,523	25,269	84,260	71,774
	57,328	44,231	157,856	121,872

Operating income	52,443	52,597	164,806	161,372

Interest and other income	296	739	1,533	2,143
Interest and loan cost amortization expense	(23,178)	(20,072)	(71,164)	(53,783)

Income before equity in earnings of unconsolidated entity, minority interests in income of consolidated subsidiaries and discontinued operations	29,561	33,264	95,175	109,732

Equity in earnings of unconsolidated entity	53	82	328	165

Minority interests in income of consolidated subsidiaries	51	2	(414)	(395)
Income from continuing operations	29,665	33,348	95,089	109,502

Income (loss) from discontinued operations	467	462	(972)	(5,100)

Net income	$30,132	$33,810	$94,117	$104,402

Net income (loss) per share of common stock (basic and diluted)
From continuing operations	$0.11	$0.13	$0.36	$0.44
From discontinued operations	—	0.01	—	(0.02)
	$0.11	$0.14	$0.36	$0.42
Weighted average number of shares of common stock outstanding (basic and diluted)	264,204	250,372	261,993	246,527
Distributions declared per common share	$0.1776	$0.1776	$0.5328	$0.5328

See accompanying notes to condensed consolidated financial statements.

CNL RETIREMENT PROPERTIES, INC.

AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

Nine Months Ended September 30, 2006

(UNAUDITED)

(in thousands, except per share data)

				Accumulated	Accumulated
	Common stock		Capital in	distributions	other
	Number	Par	excess of	in excess of	comprehensive
	of shares	value	par value	net income	income	Total

Balance at December 31, 2005	255,527	$2,555	$2,295,307	$(74,894)	$4,839	$2,227,807

Net income	—	—	—	94,117	—	94,117

Other comprehensive income (see Note 10)					(2,602)	(2,602)
Subscriptions received for common stock through public offerings and reinvestment plan	10,390	104	103,079	—	—	103,183
Redemption of common stock	(1,713)	(17)	(16,260)	—	—	(16,277)
Stock issuance costs	—	—	(8,362)	—	—	(8,362)
Distributions declared ($0.5328 per share)	—	—	—	(139,344)	—	(139,344)
Balance at September 30, 2006	264,204	$2,642	$2,373,764	$(120,121)	$2,237	$2,258,522

See accompanying notes to condensed consolidated financial statements.

CNL RETIREMENT PROPERTIES, INC.

AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(in thousands)

	Nine Months Ended September 30,
	2006	2005
Increase (decrease) in cash and cash equivalents:

Net cash provided by operating activities	$153,175	$149,053

Investing activities:
Investment in land, buildings and equipment	(253,426)	(355,248)
Investment in direct financing leases	(300)	(278)
Investment in intangible lease costs	(15,415)	(14,417)
Investment in Senior Secured Term Loan	(24,500)	(12,000)
Proceeds from sale of Properties	2,629	—
Payment of acquisition fees and costs	(7,439)	(18,595)
Payment of deferred leasing costs	(2,745)	(798)
Decrease (increase) in restricted cash	(1,745)	1,646
Net cash used in investing activities	(302,941)	(399,690)

Financing activities:
Proceeds from borrowings on mortgages payable	136,520	228,510
Principal payments on mortgages payable	(31,727)	(64,153)
Proceeds from issuance of bonds payable	13,280	8,189
Retirement of bonds payable	(6,786)	(7,116)
Proceeds from construction loans payable	26,032	51,961
Repayments of construction loans payable	(128,149)	—
Net proceeds from line of credit	141,000	95,000
Payment on term loan	—	(60,000)
Refund of loan costs	2,774	—
Payment of loan costs	(1,954)	(9,825)
Contributions from minority interests	3,286	1,782
Distributions to minority interests	(871)	(233)
Subscriptions received from stockholders	103,183	172,969
Distributions to stockholders	(139,344)	(130,942)
Redemption of common stock	(16,315)	(32,071)
Payment of stock issuance costs	(9,688)	(15,250)
Net cash provided by financing activities	91,241	238,821

Net decrease in cash and cash equivalents	(58,525)	(11,816)

Cash and cash equivalents at beginning of period	94,902	51,781

Cash and cash equivalents at end of period	$36,377	$39,965

Supplemental schedule of non-cash investing and financing activities:
Mortgage Loans issued in connection with the sale of Properties	$4,800	$—

Mortgages assumed on properties purchased	$—	$43,075

See accompanying notes to condensed consolidated financial statements.

CNL RETIREMENT PROPERTIES, INC.

AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1.                                       Organizational and Basis of Presentation:

Organization – CNL Retirement Properties, Inc., a Maryland corporation, was organized in December 1997 to operate as a real estate investment trust (a “REIT”) for federal income tax purposes.  Throughout this document, CNL Retirement Properties, Inc. and each of its subsidiaries and several consolidated partnerships and joint ventures are referred to as “we,” “us” and “our.”

We acquire primarily real estate properties related to seniors’ housing and health care facilities (the “Properties”) located across the United States.  The Properties may include independent living, assisted living and skilled nursing facilities, continuing care retirement communities (“CCRC”) and life care communities (collectively “Seniors’ Housing”), medical office buildings, specialty and walk-in clinics, free standing ambulatory surgery centers, specialty or general hospitals and other types of health care-related facilities (collectively “Medical Facilities”).  Seniors’ Housing facilities are generally leased on a long-term, triple-net basis and Medical Facilities are generally leased on a shorter-term, gross or triple-net basis.  We may provide mortgage financing loans (“Mortgage Loans”), furniture, fixture and equipment financing (“Secured Equipment Leases”) and other loans to operators or developers of Seniors’ Housing and Medical Facilities.  In addition, we may invest up to a maximum of 5% of total assets in equity interests in businesses, including those that provide services to or are otherwise ancillary to the retirement and health care industries.  We operate in one business segment, which is the ownership, development, management and leasing of health care-related real estate.  At September 30, 2006, we owned 184 Seniors’ Housing facilities, 90 Medical Facilities, including 2 specialty hospitals and 2 walk-in clinics, and a parcel of land.  We also owned two Seniors’ Housing facilities and a parcel of land classified as held for sale.

We retained CNL Retirement Corp. (the “Advisor”) as our advisor to provide management, acquisition, advisory and administrative services relating to our Properties, Mortgage Loans, Secured Equipment Lease program, other loans and other permitted investments pursuant to an advisory agreement dated May 14, 2004 (the “Advisory Agreement”) that was renewed pursuant to a renewal agreement effective May 3, 2005 for a one-year term (the “2005 Renewal Agreement”) and was amended by an amendment to the 2005 Renewal Agreement on July 13, 2005 (the “2005 Renewal Amendment” together with the 2005 Renewal Agreement, the “2005 Renewal Agreements”).  On May 1, 2006, we entered into a renewal agreement (the “2006 Renewal Agreement”) with the Advisor, pursuant to which the Advisory Agreement was renewed, as amended by the 2005 Renewal Agreements, for an additional one-year term commencing on May 3, 2006 and ending on May 3, 2007.  The Advisory Agreement may be terminated at an earlier date upon 60 days prior written notice by either party or by mutual consent of the parties. (See Note 2.)

Strategic Alliances – In 2005, we entered into an agreement with The Cirrus Group, LLC (“Cirrus”), a development and property management company, to acquire, at our election, Medical Facilities, some of which have yet to be developed.  The acquisitions contemplated under this agreement are expected to occur over a five-year term, subject to certain conditions, or until $1.0 billion is invested in Medical Facilities, including specialty hospitals.  We will have minority interest partners in connection with the ownership of each of these Properties, including Cirrus principals, physicians and other investors associated with Cirrus principals.  As of September 30, 2006, we had acquired a majority equity interest in five Medical Facilities for $87.3 million under this agreement, for which Cirrus and its affiliates made $1.5 million in minority interest contributions.  At September 30, 2006, Cirrus managed 26 of our Medical Facilities.

In 2005, we entered into an agreement to provide a Cirrus affiliate with an interest only, five-year senior secured term loan under which up to $85.0 million (plus capitalized interest) may be borrowed to finance the acquisition, development, syndication and operation of new and existing surgical partnerships (“Senior Secured Term Loan”).    At September 30, 2006, the balance outstanding under the Senior Secured Term Loan was $40.5 million.  In connection with the Senior Secured Term Loan, we received stock warrants which are exercisable into a 10% to 15% ownership interest of the borrower.  The stock warrants are exercisable at the earlier of an event of default or the full repayment of the Senior Secured Term Loan and expire in September 2015.

We own a 55% controlling interest in The DASCO Companies, LLC (“DASCO”), a development and property management company.  Our relationship with DASCO has provided and may continue to provide opportunities for us to participate in new Medical Facility development and acquisition opportunities as well as Medical Facilities management.  DASCO may also provide development and property management services to third parties.  At September 30, 2006, DASCO managed fifty-five of our Medical Facilities, including two walk-in clinics and was developing four of our Medical Facilities.

Basis of Presentation – The accompanying condensed consolidated financial statements (the “consolidated financial statements”) have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and with the instructions to Form 10-Q.  Accordingly, they do not include all of the information and note disclosures required by GAAP for complete financial statements.  The accompanying consolidated financial statements reflect all adjustments, consisting of normal recurring adjustments, which are, in the opinion of management, necessary for a fair statement of the results for the interim periods presented.  Operating results for the nine months ended September 30, 2006, may not be indicative of the results that may be expected for the year ending December 31, 2006.  Amounts included in the financial statements as of December 31, 2005, have been derived from the audited financial statements.

These consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Annual Report on Form 10-K of CNL Retirement Properties, Inc. and its subsidiaries for the year ended December 31, 2005.  The accompanying consolidated financial statements include the accounts of our wholly owned subsidiaries, DASCO and other entities in which we own a majority and controlling interest.  Interests of unaffiliated third parties in less than 100% owned and majority controlled entities are reflected as minority interests.  All significant intercompany balances and transactions have been eliminated in consolidation.

Reclassifications – Certain items in the prior periods’ financial statements have been reclassified to conform to the 2006 presentation, including those related to our real estate held for sale (see Note 6).  These reclassifications had no effect on reported equity or net income.

2.                                       HCP Merger:

On May 1, 2006, we entered into a definitive Agreement and Plan of Merger (the “Merger Agreement”) with Health Care Property Investors, Inc., a Maryland corporation (“HCP”) and Ocean Acquisition 1, Inc., a Maryland corporation and a wholly owned subsidiary of HCP (“Merger Sub”), pursuant to which we agreed to merge (the “Merger”) with and into Merger Sub, with Merger Sub continuing as the surviving corporation.  We completed the merger on October 5, 2006.  In accordance with the terms of the Merger Agreement, each share of our common stock, par value $0.01, (other than shares held by HCP, Merger Sub, us or any of their or our respective wholly owned subsidiaries, and any dissenting stockholders), was converted into the right to receive consideration equivalent to $11.13 in cash and 0.0865 of a share of HCP common stock, par value $1.00 per share.

As of the closing date, we had approximately 264.2 million shares of common stock outstanding.

Simultaneously with the execution of the Merger Agreement, HCP entered into a merger agreement (the “Advisor Merger Agreement”) with the Advisor and the stockholders of the Advisor, pursuant to which HCP agreed to acquire the Advisor for shares of HCP common stock valued at approximately $120.0 million (the “Advisor Merger”).  The Advisor Merger was completed on October 5, 2006.

3.                                       Public Offerings:

We completed our fifth public offering (the “2004 Offering”) on March 26, 2006.  During 2006, we raised $103.2 million in subscription proceeds from the 2004 Offering.  Total subscription proceeds received from the 2004 Offering and the four prior public offerings amount to $2.7 billion.

The price per share of all of the equity offerings of our common stock was $10.00 per share, with the exception of (i) shares purchased pursuant to volume or other discounts and (ii) shares purchased through our reinvestment plan since the beginning of the 2004 Offering, which have been priced at $9.50 per share.

Redemption Plan – As a result of the pending Merger, our Board of Directors determined that it was in our best interest to suspend our redemption plan, beginning with the second quarter of 2006.  The suspension of our redemption plan was effective as of June 15, 2006, and therefore beginning with the second quarter of 2006, no shares of our common stock were redeemed.

Reinvestment Plan – Also as a result of the pending Merger, our Board of Directors determined that it was in our best interest to terminate our distribution reinvestment plan, beginning with the second quarter of 2006.  The termination of our distribution reinvestment plan was effective as of June 15, 2006, and therefore beginning with the second quarter of 2006, no distributions to our stockholders were reinvested in shares of our common stock pursuant to our distribution reinvestment plan.

4.                                       Acquisitions:

In January 2006, we acquired majority equity interests in seven Medical Facilities for $84.5 million which we funded, in part, with proceeds from a new $56.3 million, ten-year mortgage loan.  Four of the acquired Properties are located in Texas, two are in Arizona and one is in Missouri, and in aggregate they contain 323,000 square feet.  Cirrus manages the Properties.

In February 2006, we acquired a Seniors’ Housing Property that is being developed.  The project is expected to be completed in the fourth quarter of 2006 with an estimated cost of $5.7 million.  The 46-unit assisted living facility is located in Michigan.

In March 2006, we acquired majority equity interests in five Medical Facilities for $72.6 million which we funded, in part, with proceeds from a new $47.2 million, ten-year mortgage loan.  Four of the Medical Facilities are located in Texas, and one is in Oklahoma, and in aggregate they contain 268,000 square feet.  Cirrus manages the Properties.

In March 2006, we acquired a majority equity interest in a Medical Facility for $24.5 million.  The Medical Facility is located in California and contains 55,000 square feet.  Cirrus manages the Property.

In May 2006, we acquired majority equity interests in two Medical Facilities for $27.8 million.  The acquired Properties are located in Texas and Utah and, in aggregate they contain 134,000 square feet.  Cirrus manages the Properties.

In June 2006, we acquired a majority equity interest in a Medical Facility in Ohio for $3.6 million.  The acquired Property contains 31,000 square feet and is managed by Cirrus.

In September 2006, we acquired an interest in a parcel of land in Texas for $3.3 million.  Cirrus will develop the Property.

5.                                       Other Assets:

Other assets included the following (in thousands):

	September 30, 2006	December 31, 2005
Senior Secured Term Loan	$40,500	$16,000
Property acquisition deposits	—	10,601
Deferred receivables	8,320	6,638
Fair value of cash flow hedges	—	4,839
Mortgage Loan receivable	4,800	—
Prepaid expenses	2,096	4,950
Acquisition costs	2,599	7,633
Other	4,131	2,274
	$62,446	$52,935

6.                                       Real Estate Held For Sale:

In July 2006, we sold a Property which was classified as held for sale.  We received net proceeds of $1.5 million and recorded a net loss of $0.2 million on the sale.

In June 2006, we entered into an agreement with the lessee of one of our Properties accounted for under the direct financing method allowing them to exercise a purchase option.  In accordance with the agreement, the lessee has deposited the option purchase price with an escrow agent, and we expect the transaction to close in October 2006.  Accordingly, we have reclassified the Property as held for sale and recognized an impairment charge of $2.4 million to reduce the Property’s carrying value to the option purchase price less estimated closing costs.  Previously reported results were restated to reflect the reclassification on a comparable basis.

In March 2006, we sold two Properties which were classified as held for sale to an unrelated third party for $6.0 million and recorded a net loss of $0.5 million.  We issued a Mortgage Loan receivable with a three-year term secured by the Properties in the amount of $4.8 million.  This amount is included in other assets on our consolidated balance sheet as of September 30, 2006.  Interest is payable annually at a rate of 6.0% and principal is due at maturity.

As of September 30, 2006, real estate held for sale included two Seniors’ Housing facilities and a parcel of land with an aggregate net carrying value of $22.7 million.

The operational results associated with Properties classified as held for sale were presented as Income (loss) from discontinued operations in the accompanying consolidated statements of income.  Summarized financial information was as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Rental and earned income	$708	$1,146	$2,403	$3,699
Provision for doubtful accounts	—	(616)	(124)	(616)
Impairment provisions	—	—	(2,387)	(7,740)
Net loss on disposal of Properties	(170)	—	(620)	—
Income (loss) from discontinued operations	467	462	(972)	(5,100)

7.                                       Indebtedness:

Mortgages payable – At September 30, 2006, we had $1.3 billion in mortgage debt collateralized by Properties with an aggregate carrying amount of $2.4 billion.  Interest rates on the mortgage notes ranged from 4.85% to 8.42% with a weighted-average rate of 6.13% at September 30, 2006.

In January 2006, we entered into a $56.3 million, ten-year mortgage loan that bears fixed-rate interest at 5.59%.  Payments for the first five years are interest only, with principal payments beginning in March 2011.

In February 2006, we entered into a $33.0 million mortgage loan and used the proceeds and cash on hand to pre-pay a $48.0 million construction loan facility with a principal balance of $41.9 million.  The new interest-only, five-year loan bears interest at a rate equal to LIBOR plus 150 basis points (6.83% all-in rate at September 30, 2006).

In March 2006, we entered into a $47.2 million, ten-year mortgage loan that bears fixed-rate interest at 5.81%.  Payments for the first five years are interest only, with principal payments beginning in May 2011.

In August 2006 we repaid two mortgage loans with an aggregate principal balance of $22.0 million.

Construction loans payable – Total construction loans outstanding at September 30, 2006 were $41.4 million, and total liquidity remaining was $17.6 million.  During the nine months ended September 30, 2006, we prepaid construction loan facilities with an aggregate balance of $128.1 million, entered into a new construction loan facility of $7.7 million and collectively drew a net of $26.0 million under all of our construction loans related to certain Properties in various stages of development.  The loans are variable interest rate loans and mature from July 2009 through December 2013.  We anticipate that we will obtain permanent financing to repay the construction loans as they become due.

Line of Credit – At September 30, 2006, $216.0 million was outstanding under our $320.0 million two-year senior secured revolving line of credit (the “Revolving LOC”).  The Revolving LOC requires interest-only payments with an all-in rate of 9.10% at September 30, 2006, which represents a pricing of prime plus 85 basis points.  The amount available for use under the Revolving LOC is subject to certain limitations based on the pledged collateral.  As of September 30, 2006, the Revolving LOC was collateralized by 36 Properties with a carrying value of $388.8 million that, in the aggregate, allowed us to draw up to $283.0 million.

The Merger Agreement with HCP provided, among other things, that we could not incur further indebtedness other than an additional $25.0 million in draw downs under our Revolving LOC or issue equity or convertible securities without the prior written consent of HCP.  In addition, the Merger Agreement limited our ability to invest in and encumber assets, make loans and dispose of assets without the prior written consent of HCP.

8.                                       Financial Instruments – Derivatives and Hedging:

In May 2005, we entered into two interest rate swap agreements effective June 1, 2005, and one interest rate swap agreement effective July 1, 2005, for an aggregate notional amount of $233.8 million to hedge against unfavorable fluctuations in interest rates on our variable interest rate mortgage notes payable.  On September 29, 2006, we terminated these swaps and received cash proceeds of $5.2 million, representing the fair value of the swaps on the termination date.  In the third quarter of 2006, $3.0 million of the gain on these swaps was recognized as a reclassification from accumulated other comprehensive income to interest expense because the original forcasted transactions were no longer probable.  The remaining $2.2 million of the gain will be amortized as an offset to interest expense over the life of the related debt.

9.                                       Related Party Transactions:

Pursuant to the Advisory Agreement, as amended and renewed, the Advisor and its affiliates earn certain fees and are entitled to receive reimbursement of certain expenses.

Acquisition fees – During the nine months ended September 30, 2006 and 2005, we incurred acquisition fees of $7.2 million and $16.0 million, respectively, for, among other things, identifying Properties and structuring the terms of the leases (equal to 3.0% of gross offering proceeds and loan proceeds from permanent financing from May 3, 2005 until the present and equal to 4.0% of gross offering proceeds and loan proceeds from May 14, 2004 through May 2, 2005).  These fees are included in other assets in the accompanying consolidated balance sheets prior to being allocated to individual Properties or intangible lease costs.

Management fees – During the quarter and nine months ended September 30, 2006, we incurred monthly asset management fees totaling $5.3 million and $15.7 million, respectively.  Monthly asset management fees incurred during the quarter and nine months ended September 30, 2005 totaled $4.9 million and $14.2 million, respectively (0.05% of the amount actually paid or allocated to the purchase, development, construction or improvement of a property, exclusive of acquisition fees and acquisition expenses, and the outstanding principal balance of any Mortgage Loans as of the end of the preceding month).

Administrative services – Our Advisor and its affiliates provide various administrative services, including, but not limited to, accounting; financial, tax, insurance administration and regulatory compliance reporting; stockholder distributions and reporting; due diligence and marketing; and investor relations.  During the quarter and nine months ended September 30, 2006, we incurred $1.4 million and $3.1 million for these services, respectively.  During the quarter and nine months ended September 30, 2005, we incurred $1.6 million and $4.3 million for these services, respectively.

Offering expenses – Offering expenses incurred by the Advisor and its affiliates on our behalf, together with selling commissions, the marketing support fee and due diligence expense reimbursements were $8.4 million and $15.4 million during the nine months ended September 30, 2006 and 2005, respectively.  These amounts are treated as stock issuance costs and charged to stockholders’ equity.

10.                                 Comprehensive Income:

The components of our comprehensive income for the quarter and nine months ended September 30, 2006 and 2005 were as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Net income	$30,132	$33,810	$94,117	$104,402
Other comprehensive income (loss):
Net unrealized gain (loss) on cash flow hedge	(4,539)	4,956	385	2,954
Less reclassification adjustment included in net income	(2,987)	—	(2,987)	—
Total comprehensive income	$22,606	$38,766	$91,515	$107,356